Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY

August 31, 2026

ARTICLE FIRST

The name of the corporation is FirstEnergy Pennsylvania Electric Company (the “Corporation”). The Corporation is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”).

ARTICLE SECOND

The name of the Corporation’s commercial registered officer provider is CT Corporation System and the county of venue is Dauphin County.

ARTICLE THIRD

The purpose or purposes for which the Corporation is incorporated under the PBCL are to engage in, and to do any lawful act concerning, any or all lawful business for which corporations may be incorporated under the PBCL.

ARTICLE FOURTH

The term of existence of the Corporation is perpetual.

ARTICLE FIFTH

The aggregate number of shares which the Corporation is authorized to issue shall be ten thousand (10,000) shares of common stock, without par value.

The authorized shares of common stock, or any part thereof, may be represented by certificated or uncertificated shares, as provided under the PBCL.

ARTICLE SIXTH

The Board of Directors shall have the power, in addition to the shareholders, to make, alter or repeal the bylaws of the Corporation.

ARTICLE SEVENTH

The shareholders shall not have the right to cumulate their votes for the election of directors of the Corporation.

ARTICLE EIGHTH

Any action which may be taken at a meeting of the shareholders or of a class of shareholders may be taken without a meeting if a consent or consents in writing to such action, setting forth the action so taken, shall be signed by shareholders entitled to cast a majority (or such larger percentage as may at the time of such action be required by statute or these Amended and Restated Articles of Incorporation for the taking of action by shareholders without a meeting) of the votes which all such shareholders are entitled to cast thereon.

ARTICLE NINTH

To the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, as now in effect or as hereafter amended, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE TENTH

Meetings of shareholders may be held within or without the Commonwealth of Pennsylvania, as the bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions contained in applicable statutes) outside the Commonwealth of Pennsylvania at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.